Exhibit 5.1

                              SEWARD & KISSEL LLP
                             One Battery Park Plaza
                               New York, NY 10004



                                        November 5, 2004

Excel Maritime Carriers Ltd.
67 Akti Miaouli Street
18537, Piraeus
Greece


Ladies and Gentlemen:

          We have acted as counsel to Excel Maritime Carriers Ltd., a corporation incorporated under the laws of the Republic of Liberia (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the "Registration Statement") in respect of the contemplated issuance by the Company from time to time of up to $200,000,000 aggregate public offering price (or any such further aggregate public offering price as may be registered pursuant to Rule 462(b)) of (i) senior debt securities and subordinated debt securities (collectively referred to as the "Debt Securities"), which may be issued pursuant to separate indentures, as amended or supplemented from time to time, between the Company and the trustee named in the applicable indenture; (ii) shares of preferred stock of the Company, par value $.01 per share (the "Preferred Stock"); and (iii) shares of Class A common stock of the Company, par value $.01 per share (the "Common Stock"). The Debt Securities, Preferred Stock and Common Stock are hereafter referred to collectively as the "Securities," and each as a "Security."

          As  such  counsel,  we  have  examined  such  papers,   documents  and
certificates of public officials and certificates of the officers of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expresses.

          In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

          This opinion is limited to the laws of the State of New York, the federal laws of the United States and the laws of the Republic of Liberia. In rendering this opinion, we have relied upon opinions and advice of Liberian counsel rendered in transactions which we consider to be sufficiently similar to those contemplated hereby as to afford a satisfactory basis for such opinions, upon our independent examination of Section 40 of the Liberian General Construction Law (Title 16 of the Liberian Code of Laws of 1956), the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of
1956), including amendments thereto through July, 1973, the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised), including amendments thereto through November 26, 1999, the Liberian Internal Revenue Code (Part II, Chapter 11 of Title 37 of the Liberian Code of Laws Revised, effective July 1, 1977), including amendments thereto through November 19, 1994, each as made available to us by The Liberian International Ship & Corporate Registry, LLC or, prior to December 31, 1999, by Liberian Corporation Services, Inc. or Liberian Services, Inc., as the case may be, and upon our knowledge of the interpretation of analogous laws in the United States of America. In rendering the opinion set forth below, we have assumed that the Liberian laws and regulations examined by us have not been the subject of any further amendments and that the persons who executed the aforementioned certificates of public officials are duly authorized to act in such capacity on behalf of the Ministry of Foreign Affairs and the Bureau of Maritime Affairs of the Republic of Liberia, as the case may be. Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1. Upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and any proper and valid filing with the authorities of the Republic of Liberia of a statement setting forth a copy of the resolution of the Board of Directors establishing such series of Preferred Stock and the number of shares of such Preferred Stock to be issued, all in conformity with the Company's Articles of Amendment of the Articles of Incorporation and Bylaws and upon the approval of the Board of Directors of the Company of the specific terms of the issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion or exchange in accordance with the terms of any such Security that has been duly authorized, issued, paid for an delivered, such shares will be validly issued, fully paid and non-assessable.

2. The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company's Articles of Amendment of the Articles of Incorporation and Bylaws and when issued and delivered against payment therefore in accordance with the applicable agreement or upon conversion or exchange of any Security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable.

3. When the specific terms of a particular Debt Security have been duly authorized by the Board of Directors of the Company and established in accordance with applicable indenture and such Debt Security has been duly executed, authenticated, issued for value and delivered in accordance with the applicable indenture, such Debt Security will be a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and subject to general principles of equity, including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion may not, without our prior written consent, be used or relied upon by any person other than (i) the Company and (ii) solely with respect to the opinions expressed herein under the laws of the Republic of Liberia and Seward & Kissel LLP.

                                        Very truly yours,


                                        Seward & Kissel LLP

02545.0001 #517441